Exhibit 99.1

BOLDFACE Group, Inc. Announces Fiscal Year 2013 Financial Results

Santa Monica, Calif., October 15, 2013 - BOLDFACE Group, Inc. (OTCQB: BLBK), a celebrity beauty licensing company (the “Company”) founded by beauty industry veterans focused on top tier entertainment and designer brands for opportunities in the beauty, fragrance and personal care markets, is pleased to update its shareholders on the Company’s financial results and highlights for its fiscal year ended June 30, 2013. During its first year of operations, the Company achieved gross revenues of $6.7 million after a successful introduction of Kardashian Beauty™ in U.S. retailers including CVS, Ulta Beauty, Ricky’s NYC, Duane Reade, Fred Meyer and Meijer.

Highlights for the fiscal year ended June 30, 2013 include:

•	Gross revenues of $6.7 million and net revenues of $5.3 million, compared to the Company having no revenues in the prior period ended June 30, 2012.

•	Gross profit of $2.0 million for the fiscal year or 38% of net revenues, including $0.4 million of inventory reserves for write-offs.

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GAAP net loss was $(5.3) million or $(0.06) per fully diluted share for the fiscal year, including $0.6 million in stock-based compensation expense, and non-operating expenses / (gains) including $(5.4) million for derivative liability gains and $2.1 million for loss from extinguishment of debt that were incurred during the period.

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During fiscal year, the Company raised $7.4 million in equity and convertible debentures. Additionally, the Company also secured a factoring line to finance its accounts receivable and fund inventory commitments.

•	The acquisition of the Mario Lopez fragrance license and the UGLYDOLL™ personal care / bath and body license.

•	Securing U.S. distribution in over 5,300 points of distribution with major retailers including CVS, Ulta Beauty, Duane Reade, Ricky’s NYC, Fred Meyer, Meijer and Beauty.com for Kardashian Beauty™.

•	Securing a distributor for the European Union and the Middle East for Kardashian Beauty™.

“Despite a period of time where the Company did not ship goods due to the name change from Khroma Beauty by Kourtney, Kim and Khloe to Kardashian Beauty™, we are proud to turn in a first year revenue of $6.7 million,” said CEO Nicole Osotya.

“We are looking to the future and the future is bright,” continued Ostoya. “We have just shipped out the new Kardashian Beauty products as well as our new Kardashian Beauty™ holiday items to our retail partners.  The Kardashian Beauty™ fans love the products and we are thrilled with the feedback. We have also recently announced several new international markets and international retail partners.  As we look to the future we anticipate that the demand for this brand will grow. Additionally, UGLYDOLL™ will start being presented in market this month and we could not be more proud of the “naturally Ugly” brand we have created for children ages 8-15.  Not only can parents feel confident using our products for their safe qualities, UGLYDOLL focuses as a brand on being beautiful inside which is a message we want to foster.”

About BOLDFACE

BOLDFACE is a Santa Monica, California based celebrity beauty licensing company founded by beauty industry veterans Nicole Ostoya and Robin Coe-Hutshing. BOLDFACE sells the cosmetics and beauty products under the Kardashian Beauty™ brand, and will sell fragrance and men’s grooming products by Mario Lopez and beauty and personal care products by UGLYDOLL™. Please visit www.boldfacegroup.com for further information.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the availability of additional funding; and the Company’s business, product development, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the United States Securities and Exchange Commission, including the Company’s Current Reports on Form 8-K. The Company does not undertake to update these forward-looking statements.

SOURCE: BOLDFACE Group, Inc.

Website: http://www.boldfacegroup.com

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